Exhibit 99.1
We are pleased to welcome Jack Hartung to Tesla’s Board of Directors, effective June 1, 2025.

Jack joined Chipotle Mexican Grill, Inc. in 2002 and has held several leadership positions during his tenure. Most recently, Jack has been serving as President and Chief Strategy Officer, and previously served as Chief Financial and Administrative Officer, where he was responsible for all finance and accounting functions as well as supply chain, strategy and safety and asset protection. Over the past 20+ years under Jack’s financial leadership, Chipotle has seen significant growth with over 3,700 restaurants today across the United States, Canada, the United Kingdom, France, Germany, Kuwait and the United Arab Emirates. Jack was named ‘CFO of the Year’ by Orange County Business Journal and Best CFO in the restaurant category by Institutional Investor.
Jack will be retiring from his executive role on June 1st and transition to a senior advisor role with Chipotle.  Jack serves on the Board of Directors for Portillo’s Inc., The Honest Company, Inc. and ZocDoc, Inc.